Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

1427702 B.C. Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees Previously Paid	Equity	Common Shares(2)	457(c), 457(f)(1)	6,011,192	$10.23	(6)	$61,494,494.16	0.00011020	$6,776.69
Fees Previously Paid	Equity	Common Shares(3)	457(c), 457(f)(1)	17,600,000	$0.1844	(7)	$3,245,440.00	0.00011020	$357.65
Fees Previously Paid	Equity	Warrants(4)	457(g)	8,178,543	—	(8)	—	—	—
Fees Previously Paid	Equity	Common Shares issuable upon exercise of Warrants(5)	457(f)(1)	8,178,543	$11.50	(9)	$94,053,244.50	0.00011020	$10,364.67
Fees Previously Paid	Equity	Common Shares(10)	457(c), 457(f)(1)	300,000	$10.27	(11)	$3,081,000.00	0.00011020	$339.53
Fees Previously Paid	Equity	Common Shares(12)	457(c), 457(f)(1)	2,701,211	$0.1105	(13)	$298,483.82	0.00011020	$32.89
Fees to Be Paid	Equity	Common Shares issuable upon exercise of Rollover Options(14)	457(f)(1)	590,204	$1.2848	(15)	$674,898.27	0.00014760	$99.61
Fees to Be Paid	Equity	Common Shares issuable upon exercise of Bridge Warrants(16)	457(f)(1)	2,351,211	$1.38	(17)	$3,249,999.85	0.00014760	$479.70
Fees to Be Paid	Equity	Common Shares underlying Restricted Share Units(18)	457(c), 457(f)(1)	194,680	$0.0794	(19)	$15,457.61	0.00014760	$2.28
Carry Forward Securities
Carry Forward Securities	—	—	—	—			—			—	—	—	—
	Total Offering Amounts						$172,659,839.33		$18,453.03
	Total Fees Previously Paid								$17,871.43
	Total Fee Offsets								—
	Net Fee Due								$581.60

Note: Capitalized terms used but not defined herein shall have the meanings given to them in the registration statement (the “Registration Statement”) to which this calculation of filing fee tables is attached as Exhibit 107.

(1)	All securities being registered will be issued by 1427702 B.C. Ltd., a corporation organized under the laws of British Columbia (“TopCo”), in connection with the Business Combination pursuant to the Business Combination Agreement by and among TopCo, Jupiter Acquisition Corporation, a Delaware corporation (“Jupiter”), Filament Health Corp., a corporation organized under the laws of British Columbia (“Filament”), and Filament Merger Sub LLC, a Delaware limited liability company, as described in the Registration Statement. Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)	Consists of 6,011,192 TopCo Common Shares to be issued in exchange for an equal number of shares of Jupiter Class A Common Stock, comprising 1,475,493 Public Shares, 3,940,462 Founder Shares and 595,237 Private Shares (including up to 1,945,189 Sponsor Earnout Shares and 139,001 Underwriter Earnout Shares subject to vesting pursuant to certain earnout arrangements).
(3)	Consists of up to 17,600,000 TopCo Common Shares to be issued in exchange for equity interests of existing Filament securityholders.
(4)	Consists of 8,178,543 TopCo Warrants to be issued in exchange for an equal number of Jupiter Warrants, comprising 7,880,925 Public Warrants and 297,618 Private Warrants.
(5)	Consists of TopCo Common Shares issuable upon exercise of the TopCo Warrants.
(6)	Based on the average of the high and low trading prices of the shares of Jupiter Class A Common Stock on Nasdaq on August 7, 2023 (a date within five business days of the initial filing of the Registration Statement).
(7)	Based on the closing price of the Filament Common Shares on the OTCQB on August 7, 2023 (a date within five business days of the initial filing of the Registration Statement).
(8)	Pursuant to Rule 457(g) of the Securities Act, no separate fee is recorded for the TopCo Warrants and the entire fee is allocated to the underlying TopCo Common Shares.
(9)	Based on the exercise price of the Jupiter Warrants of $11.50 per share.
(10)	Consists of up to 300,000 TopCo Common Shares to be issued as the Deferred Fee Shares.
(11)	Based on the average of the high and low trading prices of the shares of Jupiter Class A Common Stock on Nasdaq on September 20, 2023 (a date within five business days of the filing of Amendment No. 1 to the Registration Statement).
(12)	Consists of up to 350,000 TopCo Common Shares to be issued as the Advisory Shares and 2,351,211 TopCo Common Shares to be issued in exchange for an equal number of Bridge Shares.
(13)	Based on the closing price of the Filament Common Shares on the OTCQB on September 20, 2023 (a date within five business days of the filing of Amendment No. 1 to the Registration Statement).
(14)	Consists of TopCo Common Shares issuable upon exercise of the Rollover Options.
(15)	Based on the average exercise price of the Rollover Options calculated based on 37,905 Rollover Options at $0.59 per share and 552,299 Rollover Options at $1.18 per share (in each case as adjusted pursuant to an estimated exchange ratio of 0.0846436 TopCo Common Shares for every one Filament Common Share (the “Exchange Ratio”)).
(16)	Consists of TopCo Common Shares issuable upon exercise of the Bridge Warrants.
(17)	Based on the exercise price of the Bridge Warrants of $1.38 per share (as adjusted pursuant to the Exchange Ratio).
(18)	Consists of TopCo Common Shares underlying the Adjusted RSUs.
(19)	Based on the closing price of the Filament Common Shares on the OTCQB on November 1, 2023 (a date within five business days of the filing of Amendment No. 3 to the Registration Statement).